Exhibit 99.1

CUMULUS MEDIA INC.

Cumulus Reports Operating Results for Fourth Quarter and Full Year 2014

ATLANTA, GA — March 2, 2015: Cumulus Media Inc. (NASDAQ: CMLS) (the “Company,” “we,” “us,” or “our”) today announced operating results for the three months and year ended December 31, 2014.

Operating highlights are as follows (in thousands, except percentages) (footnotes follow):

	Three Months Ended December 31,
	Actual			Pro Forma (3)
	2014	2013	% Change	2013	% Change
Net revenue (1)	$329,247	$275,458	19.5%	$328,264	0.3%
Adjusted EBITDA (2)	$90,419	$83,928	7.7%	$96,416	(6.2)%

	Year Ended December 31,
	Actual			Pro Forma (3)
	2014	2013	% Change	2013	% Change
Net revenue (1)	$1,263,423	$1,026,138	23.1%	$1,245,715	1.4%
Adjusted EBITDA (2)	$329,526	$330,018	(0.1)%	$363,357	(9.3)%

Selected Balance Sheet information:

	As of
	December 31, 2014	December 31, 2013	% Change
Cash and cash equivalents	$7,271	$32,792	(77.8)%

Term loans	$1,903,875	$2,025,000	(6.0)%
7.75% Senior Notes	610,000	610,000	—%
Secured loan	—	25,000	(100.0)%
Total debt	$2,513,875	$2,660,000	(5.5)%

(1)	Net revenue consists of gross revenue less agency commissions, third party producer revenue shares and other direct costs.

(2)
Adjusted EBITDA is not a financial measure calculated or presented in accordance with accounting principles generally accepted in the United States of America (“GAAP”). For additional information, see “Non-GAAP Financial Measure and Definition” and “Reconciliation of Non-GAAP Financial Measure to Most Directly Comparable GAAP Measure” included herein.

(3)
Pro forma information assumes that the acquisition of WestwoodOne, Inc. ("WestwoodOne"), which was completed in December 2013 (the "WestwoodOne Acquisition"), and the sale to Townsquare Media, LLC (“Townsquare”) of 53 radio stations in 12 small and mid-sized markets and the swap of 15 radio stations in two small and mid-sized markets with Townsquare in exchange for five radio stations in Fresno, California, which was completed in November 2013 (the "2013 Townsquare Transaction"), both occurred as of January 1, 2013.

Results for Fourth Quarter 2014

Net Revenue
Net revenue consists of gross revenue less agency commissions and other direct costs. Agency commissions are variable as they are based upon a stated percentage of the Company’s gross billings.

	Three Months Ended December 31,
	Actual			Pro Forma
	2014	2013	% Change	2013	% Change
Revenue:
Broadcast advertising	$291,826	$260,199	12.2%	$313,265	(6.8)%
Digital advertising	17,457	6,648	162.6%	7,136	144.6%
Political advertising	10,676	1,554	587.0%	1,507	608.4%
License fees & other	9,288	7,057	31.6%	6,356	46.1%
Net revenue	$329,247	$275,458	19.5%	$328,264	0.3%

The following table presents our revenue, by source, as a percentage of total net revenue:

	Three Months Ended December 31,
	Actual		Pro Forma
	2014	2013	2013
Revenue:
Broadcast advertising	88.6%	94.5%	95.4%
Digital advertising	5.3%	2.4%	2.2%
Political advertising	3.3%	0.6%	0.5%
License fees & other	2.8%	2.5%	1.9%
Net revenue	100.0%	100.0%	100.0%
On an actual basis, net revenue for the three months ended December 31, 2014 increased $53.8 million, or 19.5%, to $329.2 million, compared to $275.5 million for the three months ended December 31, 2013. The increase resulted from increases of $31.6 million, $10.8 million, $9.1 million and $2.2 million in broadcast advertising, digital advertising, political advertising and license fees and other revenue, respectively. The broadcast advertising increase was primarily attributable to the addition of the operations of WestwoodOne, which was acquired on December 12, 2013, and several new stations being operated under local marketing agreements ("LMAs") in Chicago and San Jose, CA. The increases were partially offset by decreases in local spot and national spot revenue. The increase in digital advertising was primarily due to increased Rdio user generation activity and digital commerce generated by our Sweetjack platform. The increase in political advertising revenue was due to additional activity associated with mid-term and gubernatorial elections in 2014, the even numbered year for elections.
On a pro forma basis, net revenue for the three months ended December 31, 2014 increased $1.0 million, or 0.3%, to $329.2 million, compared to $328.3 million for the three months ended December 31, 2013. The increase resulted from a decrease of $21.4 million in broadcast advertising and increases of $10.3 million, $9.2 million and $2.9 million in digital advertising, political advertising and license fees and other revenue, respectively. The increase in digital advertising revenue was primarily due to increased Rdio user generation activity. Political advertising increased due to additional activity associated with mid-term and gubernatorial elections in 2014, the even numbered year for elections.

Content Costs
Content costs consist of all costs related to the licensing, acquisition and development of our programming including local and national talent costs and music license fees.

	Three Months Ended December 31,
	Actual			Pro Forma
	2014	2013	% Change	2013	% Change
Content costs	$116,727	$75,105	55.4%	$108,495	7.6%

The following table presents our content costs as a percentage of total net revenue:

	Three Months Ended December 31,
	Actual		Pro Forma
	2014	2013	2013
Content costs	35.5%	27.3%	33.1%
On an actual basis, content costs for the three months ended December 31, 2014 increased $41.6 million, or 55.4%, to $116.7 million, compared to $75.1 million for the three months ended December 31, 2013. This increase was primarily attributable to the addition of the operations of WestwoodOne and several new radio stations being operated under LMAs in the Chicago and San Jose, CA markets as well as the launch of a newly owned and operated station in the New York market.
On a pro forma basis, content costs for the three months ended December 31, 2014 increased $8.2 million, or 7.6%, to $116.7 million, compared to $108.5 million for the three months ended December 31, 2013. Several new radio stations being operated under LMAs in Chicago and San Jose, CA contributed to year over year expense growth, as did the launch of a newly owned and operated station in the New York market. Partially offsetting these expense increases were expense savings resulting from our ongoing integration of WestwoodOne.

Other Direct Operating Expenses
Other direct operating expenses consist of expenses related to the distribution and monetization of our content across our platform and overhead expenses.

	Three Months Ended December 31,
	Actual			Pro Forma
	2014	2013	% Change	2013	% Change
Other direct operating expenses	$116,853	$110,805	5.5%	$121,868	(4.1)%
On an actual basis, other direct operating expenses for the three months ended December 31, 2014 increased $6.0 million, or 5.5%, to $116.9 million, compared to $110.8 million for the three months ended December 31, 2013. This increase was primarily attributable to the addition of the operations of WestwoodOne and the LMAs in the Chicago and San Jose, CA markets.
On a pro forma basis, other direct operating expenses for the three months ended December 31, 2014 decreased $5.0 million, or 4.1%, to $116.9 million, compared to $121.9 million for the three months ended December 31, 2013. This decrease was due to expense savings resulting from our ongoing integration of WestwoodOne.
Corporate Expenses, Including Stock-based Compensation Expense
Corporate expenses consist primarily of compensation and related costs for our executive, finance, human resources, information technology and legal personnel and fees for professional services. Professional services are principally comprised of outside legal, audit and consulting services.

	Three Months Ended December 31,
	Actual			Pro Forma
	2014	2013	% Change	2013	% Change
Corporate expenses	$23,214	$26,313	(11.8)%	$22,686	2.3%
On an actual basis, corporate expenses, including stock-based compensation expense, for the three months ended December 31, 2014 decreased $3.1 million, or 11.8%, to $23.2 million, compared to $26.3 million for the three months ended December 31, 2013. This decrease was primarily due to a $4.7 million decrease in other overhead costs primarily driven by costs related to the Company's December 2013 refinancing of the Term Loans under the Credit Agreement partially offset by a $1.6 million increase in stock-based compensation expense partially driven by stock options granted to employees of WestwoodOne.
On a pro forma basis, corporate expenses, including stock-based compensation expense, for the three months ended December 31, 2014 increased $0.5 million or 2.3% to $23.2 million.
Capital Expenditures
Capital expenditures for the three months ended December 31, 2014 totaled $5.6 million, comprised of ongoing maintenance and upgrades across our broadcast platform. Capital expenditures during the three months ended December 31, 2013 were $2.6 million.

Results for Year Ended December 31, 2014
Net Revenue

	Year Ended December 31,
	Actual			Pro Forma
	2014	2013	% Change	2013	% Change
Revenue:
Broadcast advertising	$1,150,916	$972,199	18.4%	$1,190,084	(3.3)%
Digital advertising	52,660	22,378	135.3%	24,719	113.0%
Political advertising	20,974	4,770	339.7%	4,978	321.3%
License fees & other	38,873	26,791	45.1%	25,934	49.9%
Net revenue	$1,263,423	$1,026,138	23.1%	$1,245,715	1.4%

The following table presents our revenue, by source, as a percentage of total net revenue:

	Year Ended December 31,
	Actual		Pro Forma
	2014	2013	2013
Revenue:
Broadcast advertising	91.1%	94.7%	95.5%
Digital advertising	4.2%	2.2%	2.0%
Political advertising	1.7%	0.5%	0.4%
License fees & other	3.0%	2.6%	2.1%
Net revenue	100.0%	100.0%	100.0%
On an actual basis, net revenue for the year ended December 31, 2014 increased $237.3 million, or 23.1%, to $1,263.4 million, compared to $1,026.1 million for the year ended December 31, 2013. The increase resulted from increases of $178.7 million, $30.3 million, $16.2 million and $12.1 million in broadcast advertising, digital advertising, political advertising and license fees and other revenue, respectively. The broadcast advertising increase was primarily attributable to the addition of the operations of WestwoodOne, which was acquired on December 12, 2013, and several new stations being operated under LMAs in Chicago and San Jose, CA. The increases were partially offset by decreases in local spot and national spot revenue. The increase in digital advertising was primarily due to increased Rdio user generation activity and digital commerce generated by our Sweetjack platform. The increase in political advertising revenue was due to additional activity associated with mid-term and gubernatorial elections in 2014, the even numbered year for elections.
On a pro forma basis, net revenue for the year ended December 31, 2014 increased $17.7 million, or 1.4%, to $1,263.4 million, compared to $1,245.7 million for the year ended December 31, 2013. The increase resulted from a decrease of $39.2 million in advertising and increases of $28.0 million, $16.0 million and $12.9 million in digital advertising, political advertising and license fees and other revenue, respectively. Net broadcast advertising revenue was down due to an ongoing weakness in several large local markets. The increase in digital advertising revenue was primarily due to increased Rdio user generation activity. Political advertising increased due to additional activity associated with mid-term and gubernatorial elections in 2014, the even numbered year for elections.
Content Costs

	Year Ended December 31,
	Actual			Pro Forma
	2014	2013	% Change	2013	% Change
Content costs	$433,596	$264,871	63.7%	$389,307	11.4%

The following table presents our content costs as a percentage of total net revenue:

	Year Ended December 31,
	Actual		Pro Forma
	2014	2013	2013
Content costs	34.3%	25.8%	31.3%
On an actual basis, content costs for the year ended December 31, 2014 increased $168.7 million, or 63.7%, to $433.6 million, compared to $264.9 million for the year ended December 31, 2013. This increase was primarily attributable to the addition of the operations of WestwoodOne. Previously contracted increases in sports rights and local talent bonuses for ratings growth in several large radio markets also contributed to year over year increases.
On a pro forma basis, content costs for the year ended December 31, 2014 increased $44.3 million, or 11.4%, to $433.6 million, compared to $389.3 million for the year ended December 31, 2013. This increase was primarily attributable to investments in proprietary content to replace expiring third-party producer relationships at WestwoodOne. Several new radio stations being operated under LMAs in Chicago, Dallas and San Jose, CA also contributed to year over year expense growth, as did the launch of a newly owned and operated station in the New York market. Previously contracted increases in sports rights and local talent bonuses for ratings growth in several large radio markets also contributed to year over year increases. Partially offsetting these expense increases were expense savings resulting from our ongoing integration of WestwoodOne.
Other Direct Operating Expenses

	Year Ended December 31,
	Actual			Pro Forma
	2014	2013	% Change	2013	% Change
Other direct operating expenses	$470,441	$403,381	16.6%	$463,599	1.5%
On an actual basis, other direct operating expenses for the year ended December 31, 2014 increased $67.1 million, or 16.6%, to $470.4 million, compared to $403.4 million for the year ended December 31, 2013. This increase was primarily attributable to the addition of the operations of WestwoodOne and the LMAs in the Chicago, Dallas and San Jose, CA markets. We also recorded additional one-time marketing expenditures related to the launch of our new radio station in the New York market and expenses related to the rollout of our NASH Country brand across the platform.
On a pro forma basis, other direct operating expenses for the year ended December 31, 2014 increased $6.8 million, or 1.5%, to $470.4 million, compared to $463.6 million for the year ended December 31, 2013. This increase was due to ongoing investments in our radio market sales efforts, including items related to the extension of our national representation agreement with Katz Media. We also recorded additional one-time marketing expenditures related to the launch of our new radio station in the New York market and related to the rollout of our NASH Country brand across the platform. Partially offsetting these increases were savings resulting from our ongoing integration of WestwoodOne.
Corporate Expenses, Including Stock-based Compensation Expense

	Year Ended December 31,
	Actual			Pro Forma
	2014	2013	% Change	2013	% Change
Corporate expenses	$76,428	$59,830	27.7%	$73,391	4.1%

On an actual basis, corporate expenses, including stock-based compensation expense, for the year ended December 31, 2014 increased $16.6 million, or 27.7%, to $76.4 million, compared to $59.8 million for the year ended December 31, 2013. This increase was primarily due to a $6.8 million increase in stock-based compensation expense partially driven by stock options granted to employees of WestwoodOne and a $9.8 million increase in other overhead costs.

On a pro forma basis, corporate expenses, including stock-based compensation expense, for the year ended December 31, 2014 increased $3.0 million, or 4.1%, to $76.4 million, compared to $73.4 million for the year ended December 31, 2013. This increase was primarily due to an increase in stock-based compensation expense partially driven by stock options granted to employees of WestwoodOne partially offset by expense savings resulting from our ongoing integration of WestwoodOne.

Capital Expenditures
Capital expenditures for the year ended December 31, 2014 totaled $19.0 million, comprised of ongoing maintenance and upgrades across our broadcast platform and a one-time capital expenditure at WestwoodOne. Capital expenditures during the year ended December 31, 2013 were $11.1 million.

Earnings Call Information
Cumulus Media Inc. will host a teleconference today at 4:30 PM eastern time to discuss its fourth quarter and full year 2014 operating results. The conference call dial-in number for domestic callers is 877-830-7699. International callers should dial 660-422-3366 for conference call access.

Please call five to ten minutes in advance to ensure that you are connected prior to the presentation. The call also may be accessed via webcast at www.cumulus.com.

Following completion of the call, a replay can be accessed until 11:30 PM eastern time, April 2, 2015. Domestic callers can access the replay by dialing 855-859-2056, replay code 76116091#. International callers should dial 404-537-3406 for conference replay access.

Forward-Looking Statements
Certain statements in this release may constitute “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995 and other federal securities laws. Such statements are statements other than historical fact and relate to our intent, belief or current expectations primarily with respect to certain historical and our future operating, financial, and strategic performance. Any such forward-looking statements are not guarantees of future performance and may involve risks and uncertainties. Actual results may differ from those contained in or implied by the forward-looking statements as a result of various factors, including, but not limited to risks and uncertainties relating to the need for additional funds to service our debt and to execute our business strategy, our inability to renew one or more of our broadcast licenses, changes in interest rates, the timing of, and our ability to complete any acquisitions or dispositions pending from time to time, costs and synergies resulting from the integration of any completed acquisitions, our ability to effectively manage costs, our ability to manage growth, the popularity of radio as a broadcasting and advertising medium, changing consumer tastes, the impact of general economic conditions in the United States or in specific markets in which we currently do business, industry conditions, including existing competition and future competitive technologies and cancellation, disruptions or postponements of advertising schedules in response to national or world events, our ability to generate revenues from new sources, including local commerce and technology-based initiatives, the impact of regulatory rules or proceedings that may affect our business, or any acquisitions, from time to time, other risk factors described from time to time in our filings with the Securities and Exchange Commission, including our Form 10-K for the year ended December 31, 2014 (the “2013 Form 10-K”) and subsequently filed Forms 10-Q. Many of these risks and uncertainties are beyond our control, and the unexpected occurrence or failure to occur of any such events or matters could significantly alter our actual results of operations or financial condition. Cumulus Media Inc. assumes no responsibility to update any forward-looking statement as a result of new information, future events or otherwise.

About Cumulus Media Inc. [NASDAQ: CMLS]
Cumulus Media Inc. (CMLS) combines high-quality local programming with iconic, nationally syndicated media, sports and entertainment brands in order to deliver premium choices for listeners, provide substantial reach for advertisers and create opportunities for shareholders. As the largest pure-play radio broadcaster in the United States, Cumulus provides exclusive content that is fully distributed through approximately 460 owned-and-operated stations in 90 U.S. media markets (including eight of the top 10), approximately 8,500 broadcast radio affiliates and numerous digital channels. Cumulus is well-positioned in the widening digital audio space through a significant stake in the Rdio digital music service, featuring over 30 million songs on-demand in addition to custom playlists and exclusive curated channels. Cumulus is also the leading provider of country music and lifestyle content through its NASH brand, which will serve country fans through radio programming, NASH magazine, concerts, licensed products and television/video. For more information, visit www.cumulus.com.

For further information, please contact:
Cumulus Media Inc.
J.P. Hannan
Senior Vice President, Treasurer and Chief Financial Officer
404-260-6600
jp.hannan@cumulus.com

CUMULUS MEDIA INC.
Unaudited Condensed Consolidated Statements of Operations
(Dollars in thousands, except per share data)

	Three months ended December 31,			Year ended December 31,
	Actual		Pro Forma	Actual		Pro Forma
	2014	2013	2013	2014	2013	2013
Revenue:
Broadcast advertising	$291,826	$260,199	$313,265	$1,150,916	$972,199	$1,190,084
Digital advertising	17,457	6,648	7,136	52,660	22,378	24,719
Political advertising	10,676	1,554	1,507	20,974	4,770	4,978
License fees & other	9,288	7,057	6,356	38,873	26,791	25,934
Net revenue	329,247	275,458	328,264	1,263,423	1,026,138	1,245,715
Operating expenses:
Content costs	116,727	75,105	108,495	433,596	264,871	389,307
Other direct operating expenses	116,853	110,805	121,868	470,441	403,381	463,599
Depreciation and amortization	28,180	29,698	34,060	115,275	112,511	132,881
LMA fees	1,969	1,423	1,423	7,195	3,716	3,716
Corporate expenses (including stock-based compensation expense of $4,993, $3,411, $3,766, $17,638, $10,804, and $15,560, respectively)	23,214	26,313	22,686	76,428	59,830	73,391
Gain on sale of assets or stations	(71)	(23)	(23)	(1,342)	(3,685)	(3,685)
Loss (gain) on derivative instrument	—	820	820	—	(1,852)	(1,852)
Total operating expenses	286,872	244,141	289,329	1,101,593	838,772	1,057,357
Operating income	42,375	31,317	38,935	161,830	187,366	188,358
Non-operating (expense) income:
Interest expense	(36,153)	(44,055)	(44,055)	(145,533)	(178,274)	(178,274)
Interest income	364	351	351	1,388	1,293	1,293
Loss on early extinguishment of debt	—	(30,395)	(30,395)	—	(34,934)	(34,934)
Other income (expense), net	366	(55)	(55)	4,338	(302)	(302)
Total non-operating expense, net	(35,423)	(74,154)	(74,154)	(139,807)	(212,217)	(212,217)
Income (loss) from continuing operations before income taxes	6,952	(42,837)	(35,219)	22,023	(24,851)	(23,859)
Income tax (expense) benefit	(3,591)	87,507	122,761	(10,254)	68,464	91,969
Income from continuing operations	3,361	44,670	87,542	11,769	43,613	68,110
Income from discontinued operations, net of taxes	—	106,263	—	—	132,470	—
Net income	3,361	150,933	87,542	11,769	176,083	68,110
Less: dividends declared and accretion of redeemable preferred stock	—	—	—	—	10,676	—
Income attributable to common shareholders	$3,361	$150,933	$87,542	$11,769	$165,407	$68,110
Basic and diluted income per common share:
Basic: Income from continuing operations per share	$0.02	$0.20		$0.05	$0.15
Income from discontinued operations per share	$—	$0.46		$—	$0.61
Income per share	$0.02	$0.66		$0.05	$0.76
Diluted: Income from continuing operations per share	$0.02	$0.19		$0.05	$0.15
Income from discontinued operations per share	$—	$0.45		$—	$0.60
Income per share	$0.02	$0.66		$0.05	$0.75
Weighted average basic common shares outstanding	232,278,529	203,370,990		226,142,456	183,642,883
Weighted average diluted common shares outstanding	232,590,553	210,165,096		228,963,158	186,844,575

Non-GAAP Financial Measure and Definition
We utilize certain financial measures that are not prepared or calculated in accordance with GAAP to assess our financial performance and profitability. The non-GAAP financial measure used in this release is Adjusted EBITDA.

We define Adjusted EBITDA as net income (loss) before any non-operating expenses, including depreciation and amortization, stock-based compensation expense, gain or loss on sale of assets or stations (if any), gain or loss on derivative instruments (if any), impairment of intangible assets and goodwill (if any), acquisition-related and restructuring costs (if any) and franchise taxes.

Adjusted EBITDA is the financial metric utilized by management to analyze the cash flow generated by our business. This measure isolates the amount of income generated by our core operations after the incurrence of corporate, general and administrative expenses. Management also uses this measure to determine the contribution of our core operations, including the corporate resources employed to manage the operations, to the funding of our other operating expenses and to the funding of debt service and acquisitions. In addition, Adjusted EBITDA is a key metric for purposes of calculating and determining our compliance with certain covenants contained in our credit facility.

In deriving this measure, management excludes depreciation, amortization, and stock-based compensation expense, as these do not represent cash payments for activities directly related to our core operations. Management excludes any gain or loss on the exchange or sale of any assets as it does not represent a cash transaction. Management also excludes any gain or loss on derivative instruments as it does not represent a cash transaction nor are they associated with core operations. Expenses relating to acquisitions and restructuring costs are also excluded from the calculation of Adjusted EBITDA as they are not directly related to our core operations. Management excludes any impairment of goodwill and intangible assets as they do not require a cash outlay.

Management believes that Adjusted EBITDA, although not a measure that is calculated in accordance with GAAP, nevertheless is commonly employed by the investment community as a measure for determining the market value of a media company. Management has also observed that Adjusted EBITDA is routinely employed to evaluate and negotiate the potential purchase price for media companies and is a key metric for purposes of calculating and determining compliance with certain covenants in our credit facility. Given the relevance to our overall value, management believes that investors consider the metric to be extremely useful.

Adjusted EBITDA should not be considered in isolation or as a substitute for net income, operating income, cash flows from operating activities or any other measure for determining the Company’s operating performance or liquidity that is calculated in accordance with GAAP.

A quantitative reconciliation of Adjusted EBITDA to net income (loss), the most directly comparable financial measure calculated and presented in accordance with GAAP, is provided below.

Reconciliation of Non-GAAP Financial Measure to Most Directly Comparable GAAP Measure
The following table reconciles net income, the most directly comparable financial measure calculated and presented in accordance with GAAP, to Adjusted EBITDA for the three months and years ended December 31, 2014 and 2013 (dollars in thousands):

	Three Months Ended December 31,
	Actual		Pro Forma
	2014	2013	2013
Net income	$3,361	$150,933	$87,542
Income tax expense (benefit)	3,591	(87,507)	(122,761)
Non-operating expenses, including interest expense	35,423	43,759	43,759
LMA fees	1,969	1,423	1,423
Depreciation and amortization	28,180	29,698	34,060
Stock-based compensation expense	4,993	3,411	3,766
Gain on sale of assets or stations	(71)	(23)	(23)
Loss on derivative instrument	—	820	820
Acquisition-related and restructuring costs	12,891	16,669	16,822
Franchise and state taxes	82	613	613
Loss on early extinguishment of debt	—	30,395	30,395
Discontinued operations:
Income from discontinued operations, net of tax	—	(106,263)	—
Adjusted EBITDA	$90,419	$83,928	$96,416

	Year Ended December 31,
	Actual		Pro Forma
	2014	2013	2013
Net income	$11,769	$176,083	$68,110
Income tax expense (benefit)	10,254	(68,464)	(91,969)
Non-operating expenses, including interest expense	139,807	177,283	177,283
LMA fees	7,195	3,716	3,716
Depreciation and amortization	115,275	112,511	132,881
Stock-based compensation expense	17,638	10,804	15,560
Gain on sale of assets or stations	(1,342)	(3,685)	(3,685)
Gain on derivative instrument	—	(1,852)	(1,852)
Acquisition-related and restructuring costs	28,326	20,019	27,237
Franchise and state taxes	604	1,139	1,142
Loss on early extinguishment of debt	—	34,934	34,934
Discontinued operations:
Income from discontinued operations, net of tax	—	(132,470)	—
Adjusted EBITDA	$329,526	$330,018	$363,357

The following supplemental unaudited pro forma financial information is intended to provide you with information about how the WestwoodOne Acquisition and the 2013 Townsquare Transaction might have affected our historical consolidated quarterly financial statements during each completed quarterly period during 2013 and the year ended December 31, 2013 as if such transactions had closed as of January 1, 2013. This pro forma information is presented for illustrative purposes only, and should not be considered indicative of our actual historical financial position or results of operations had the WestwoodOne Acquisition or the 2013 Townsquare Transaction occurred as of the date indicated or any other date. This pro forma financial information should also not be considered representative of our future financial condition or results of operations.
CUMULUS MEDIA INC.
Pro Forma Condensed Consolidated Statements of Operations
(Dollars in thousands)
(Unaudited)

	Q1	Q2	Q3	Q4	Year Ended December 31, 2013
Revenue:
Broadcast advertising	$269,547	$307,177	$300,095	$313,265	$1,190,084
Digital advertising	5,125	6,495	5,963	7,136	24,719
Political advertising	891	1,186	1,394	1,507	4,978
License fees & other	5,972	7,090	6,516	6,356	25,934
Net revenues	281,535	321,948	313,968	328,264	1,245,715
Operating expenses:
Content costs	101,802	86,902	92,108	108,495	389,307
Other direct operating expenses	110,916	115,890	114,925	121,868	463,599
Depreciation and amortization	32,932	32,940	32,949	34,060	132,881
LMA fees	946	738	609	1,423	3,716
Corporate expenses (including stock-based compensation expense)	21,330	15,946	13,429	22,686	73,391
Loss (gain) on asset or station sale	1,309	227	(5,198)	(23)	(3,685)
(Gain) loss on derivative instrument	(738)	(2,106)	172	820	(1,852)
Total operating expenses	268,497	250,537	248,994	289,329	1,057,357
Operating income	13,038	71,411	64,974	38,935	188,358
Non-operating (expense) income:
Interest expense	(44,522)	(44,023)	(45,674)	(44,055)	(178,274)
Interest income	270	192	480	351	1,293
Loss on early extinguishment of debt	—	(4,539)	—	(30,395)	(34,934)
Other income (expense), net	287	(395)	(139)	(55)	(302)
Total non-operating expense, net	(43,965)	(48,765)	(45,333)	(74,154)	(212,217)
(Loss) income from continuing operations before income taxes	(30,927)	22,646	19,641	(35,219)	(23,859)
Income tax benefit (expense)	3,425	(19,485)	(14,732)	122,761	91,969
Pro forma net (loss) income	$(27,502)	$3,161	$4,909	$87,542	$68,110

Reconciliation of Pro Forma Non-GAAP Financial Measure to a Comparable Pro forma GAAP Measure

The following table reconciles pro forma net (loss) income to pro forma Adjusted EBITDA for each quarter during 2013, and for the year ended December 31, 2013 (dollars in thousands):

	Q1	Q2	Q3	Q4	Year Ended December 31, 2013
Pro forma net (loss) income	$(27,502)	$3,161	$4,909	$87,542	$68,110
Income tax (benefit) expense	(3,425)	19,485	14,732	(122,761)	(91,969)
Non-operating expenses, including net interest expense	43,965	44,226	45,333	43,759	177,283
LMA fees	946	738	609	1,423	3,716
Depreciation and amortization	32,932	32,940	32,949	34,060	132,881
Stock-based compensation expense	4,761	4,321	2,712	3,766	15,560
Loss (gain) on asset or station sale	1,309	227	(5,198)	(23)	(3,685)
(Gain) loss on derivative instrument	(738)	(2,106)	172	820	(1,852)
Acquisition-related and restructuring costs	6,117	3,157	1,141	16,822	27,237
Franchise and state taxes	177	176	176	613	1,142
Loss on early extinguishment of debt	—	4,539	—	30,395	34,934
Pro forma Adjusted EBITDA	$58,542	$110,864	$97,535	$96,416	$363,357